EXHIBIT 99.1

SigmaTron International, Inc. Reports Second Quarter Financial Results for Fiscal 2013

ELK GROVE VILLAGE, Ill., Dec. 12, 2012 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the second quarter ended October 31, 2012.

Revenues increased to $52.7 million for the second quarter of fiscal 2013 from $39.9 million for the same quarter in the prior year. Net income increased to $482,834 in the second fiscal quarter compared to $158,267 for the same period in the prior year. Basic and diluted earnings per share were $0.12 for the quarter ended October 31, 2012, compared to $0.04 for the same quarter in fiscal 2012.

For the six months ended October 31, 2012, revenues increased to $100.4 million compared to $78.8 million for the same period ended October 31, 2011. Net income for the same period in fiscal 2013 was $389,690, compared to $399,228 for the same period in the prior year.  Basic and diluted earnings per share for the six months ended October 31, 2012, were $0.10 compared to $0.10 for the six months ended October 31, 2011.

Commenting on SigmaTron's second quarter fiscal 2013 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, "I am pleased to report that SigmaTron was profitable for the second quarter of fiscal 2013, tripling our earnings per share from the same quarter in fiscal 2012.  These results are after incurring an additional $179,156 in one-time transaction costs related to the Spitfire acquisition.  We expect these costs to end during the third quarter of this fiscal year.

"Speaking of the Spitfire acquisition, we are pleased with the results to date. Customers have accepted and welcomed our combined structure, and we continue to believe that we will have more opportunities in the electronic appliance control market because of the acquisition.  The assimilation of Spitfire into SigmaTron continues on schedule, and we expect that all operations will be fully assimilated by the end of fiscal 2013.

"Going forward, the uncertainty of the election is now behind us but the potential fiscal cliff still looms.  The short-term economic outlook remains status quo, which I would describe as volatile, with continuing pricing and margin pressures and no established long-term economic trends.  As previously disclosed we will continue to manage accordingly and hope for a clearer trend for the economy next year. With all of that said, there is positive news to report.  Several new customers have selected us as their electronic manufacturing services provider of choice. Coupling that good news with the synergy created by the Spitfire acquisition, we continue to believe that we are well positioned for when the economy does start to grow again at a significant rate."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou-Wujiang, China, and Ho Chi Minh City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Carpentersville, Illinois and Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth, including its integration of the Spitfire operation acquired in May 2012. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended October 31, 2012	Three Months Ended October 31, 2011	Six Months Ended October 31, 2012	Six Months Ended October 31, 2011

Net sales	$52,729,395	$39,902,653	$100,358,624	$78,794,664

Cost of products sold	47,326,225	36,331,246	90,249,556	71,680,749

Gross profit	5,403,170	3,571,407	10,109,068	7,113,915

Selling and administrative expenses	4,679,755	3,032,310	9,345,160	5,941,446

Operating income	723,415	539,097	763,908	1,172,469

Other expense	216,870	287,969	405,207	538,854

Income from operations before income tax	506,545	251,128	358,701	633,615

Income tax expense (benefit)	23,711	92,861	(30,989)	234,387

Net income	$482,834	$158,267	$389,690	$399,228

Net income per common share -- basic	$0.12	$0.04	$0.10	$0.10

Net income per common share -- assuming dilution	$0.12	$0.04	$0.10	$0.10

Weighted average number of common equivalent shares outstanding - assuming dilution	4,002,264	3,883,683	3,989,180	3,887,380

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31, 2012	April 30, 2012

Assets:

Current assets	$78,793,759	$74,139,130

Machinery and equipment-net	25,595,807	24,373,494

Intangibles	6,095,510	86,925
Goodwill	3,611,960	--
Other assets	882,826	547,334

Total assets	$114,979,862	$99,146,883

Liabilities and stockholders' equity:

Current liabilities	$33,047,269	$24,566,962

Long-term obligations	30,178,076	23,558,850

Stockholders' equity	51,754,517	51,021,071

Total liabilities and stockholders' equity	$114,979,862	$99,146,883
CONTACT: SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095